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                                                                   Exhibit 99.1


Press Release

       Inveresk Research Group, Inc. Announces Proposed Public Offering of Common Stock by the Company and Certain of its Stockholders

        Cary, NC, November 7, 2003 - Inveresk Research Group, Inc. (NASDAQ:
IRGI) announced today that it expects to participate in a public offering of up to 10,000,000 shares of its common stock. It expects that in the offering, 1,000,000 shares will be offered by Inveresk and 9,000,000 shares will be offered by certain of its stockholders. Inveresk further expects that some of the selling shareholders will grant an over-allotment option to the underwriters for the offering under which up to an additional 1,500,000 shares may be sold. The offering is expected to price late in November and to be completed by early December.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these shares in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. Copies of the prospectus, and prospectus supplement, subject to completion, relating to these securities may be obtained by contacting Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, NY 10179, Goldman, Sachs & Co., 85 Broad Street, New York, Ny 10004, William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL 60606, SG Cowen Securities Corporation, 1221 Avenue of the Americas, New York, NY 10020 or Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022.

        Inveresk is a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. The company is based in Cary, North Carolina with facilities in Edinburgh, Scotland and Montreal, Canada.